Exhibit 99.1

Media Contact: Kendra Kimmons Marketing & Communications 225-299-3720 kendra.kimmons@amedisys.com

Amedisys Welcomes Susan Sender as New Chief Clinical Officer

BATON ROUGE, La., September 14, 2016 (GLOBE NEWSWIRE) – Susan Sender, RN, BSN, CHCE, has joined Amedisys, Inc. (NASDAQ:AMED), as Senior Vice President and Chief Clinical Officer.

In her new role, Sender will oversee clinical practice and quality, set and maintain clinical operations standards and develop and implement clinical programs and clinical education. She will also be responsible for every aspect of patient care and quality outcomes and support clinicians across the organization.

Sender brings more than 30 years of experience and expertise in the provision of healthcare at home. Most recently, she served as Senior Vice President and Chief Clinical Officer at Kindred at Home for three years, overseeing more than 35,000 nurses, therapists, social workers and aides across 40 states. She was responsible for clinical program development, policy development, quality and performance improvement, regulatory compliance, clinical analytics, and clinical education.

For the five years prior to Kindred, Sender held Chief Clinical Officer and Vice President of Pediatric Operations positions for Loving Care Agency, a regional provider of home health services in New Jersey. Her experience in clinical management also encompasses 23 years at Gentiva, the last seven as Vice President and Chief Nursing Executive.

She specializes in improving quality, clinical practice, developing policy, reducing unnecessary hospitalizations, and in the clinical aspects of Mergers and Acquisitions. She has served on national advisory boards and panels for the U.S. Centers for Medicare & Medicaid Services (CMS) and The National Quality Forum. She holds a BSN from Adelphi University in Garden City, New York.

“Susan is a proven leader in her field and an exceptional individual with a powerful voice for inspiring her teams to perform at ambitious new heights and an unparalleled drive for setting the highest standards for evidence-based patient care,” said Paul Kusserow, President and Chief Executive Officer of Amedisys. “I’m confident that her efforts to build trust across disciplines and distinguish our clinical efforts will establish programs that translate into superior patient care.”

“I’m excited to join a company that’s committed to staying at the forefront in the home health and hospice industries,” Sender said. “We will continue to focus on clinical distinction in the communities we serve and cultivate a culture of productive collaboration to make sure our patients always remain the number-one priority.”

About Amedisys

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 421 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 340,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

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